Exhibit 5
Foley Hoag LLP
Attorneys at Law
June 30, 2006
Benjamin Franklin Bancorp, Inc.
58 Main Street
Franklin, MA 02038
Ladies and Gentlemen:
          We are familiar with the Registration Statement on Form S-8 (the “S-8 Registration Statement”) filed today by Benjamin Franklin Bancorp, a Massachusetts corporation (the “Company”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended. The S-8 Registration Statement relates to the proposed offering by the Company of 836,837 shares (the “Shares”) of the Company’s Common Stock, no par value (“Common Stock”), issuable pursuant to the Company’s 2006 Stock Incentive Plan (the “Stock Plan”).
          In arriving at the opinion expressed below, we have examined and relied on the following documents:
          (1) The Articles of Organization and By-Laws of the Company, each as amended as of the date hereof;
          (2) The records of meetings of the Board of Directors and stockholders of the Company provided to us by the Company; and
          (3) The Stock Plan.
          In addition, we have examined and relied on the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below.
          Based upon the foregoing, it is our opinion that:
          1.      The Company has corporate power adequate for the issuance of the Shares in accordance with the S-8 Registration Statement.
          2.      The Company has taken all necessary corporate action required to authorize the issuance and sale of the Shares.
          3.      When certificates for the Shares have been duly executed and counter-signed, and delivered against due receipt of the purchase price in accordance with the provisions of the Stock Plan, the Shares will be legally issued, fully paid and non-assessable.

          We express no opinion as to the laws of any state or jurisdiction other than the Commonwealth of Massachusetts and the federal laws of the United States of America.
          We hereby consent to the filing of this opinion as an exhibit to the S-8 Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission.

Very truly yours, FOLEY HOAG LLP
By:	/s/ Carol Hempfling Pratt
A Partner